Exhibit 4.123

LOAN AGREEMENT

among

Galassia International Holding Shares Limited

Fujian Jiangyin Port Galassia International Auto Park Co., Ltd.

and

KongZhong Corporation

and

YU Ming

August 14th, 2015

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Loan Agreement

This Agreement (as defined below) was executed on August 14th, 2015 by and among the following parties:

(1)	Borrower A: Galassia International Holding Shares Limited

Domicile: Room 11, 40F, COSCO Tower, 183 Queen’s Road Central, Hong Kong

Borrower B: Fujian Jiangyin Port Galassia International Auto Park Co., Ltd.

Domicile: Galassia International, Xintianyuan Plaza, Xinjiang Road, Jiangyin Development Zone, Fuqing City

Borrower A and B are hereinafter referred to as the “Borrower”.

(2)	Lender: KongZhong Corporation

Post address: 35F, Tengda Plaza, 168 Outer Xizhimen Avenue, Beijing

(3)	Founding Shareholder: YU Ming

Hong Kong ID card number: M151671 (5)

The Borrower, Lender and Founding Shareholder are hereinafter referred to collectively as the “Parties” and respectively as a “Party”.

WHEREAS,

(1)	The Borrower A is a company duly incorporated and existing under the laws of Hong Kong, who intends to obtain equity financing from the Lender by means of issuing preferred shares to the Lender (“Equity Transaction”) based on the Investment Framework Agreement executed on August 13th, 2015 by and between the Borrower and the Lender. Borrower B is a wholly-owned subsidiary of Borrower A. Prior to closing of the Equity Transaction, the Borrower needs to obtain a sum of bridge financing for the daily operation of itself and its affiliated parties; and

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(2)	The Borrower is willing to borrow money from the Lender and likewise the Lender is willing to grant a loan to the Borrower pursuant to the terms and conditions hereof.

Therefore, upon friendly consultation, the Parties have agreed on the above-mentioned loan and relevant issues for implementation as follows:

Clause 1 Definition

1.1	Definition

Unless otherwise specified herein, the terms as referred in this Agreement should be interpreted as below:

(1)	This Agreement: this Loan Agreement as well as its appendixes, amendments and supplements executed by and among the Parties.

(2)	Affiliated Parties: with respect to a Party, any other parties as controlled by it. For avoidance of any doubt, the Affiliated Parties of the Borrower refer to, including without limitation, Fujian Jiangyin Port Galassia International Auto Park Co., Ltd. And other parties as controlled by the Borrower or other parties whose financial statements could be combined into that of the Borrower.

(3)	Control: with respect to a Party: (i) holding more than 50% of such Party’s issued share capital; (ii) being able to control such Party’s management or decision making through holding 50% of such Party’s voting right or the proxy thereof, or through delegating a majority of members of such Party’s Board of Directors or similar organization with authorization, or through contract arrangement or other means.

(4)	Closing Date: the date when the Borrower’s issuance of preferred shares and relevant issues under the Equity Transaction are completed.

(5)	Maturity Date: the following dates whichever comes the earliest: (i) five days upon the Closing Date; (ii) three months upon the Lender’s waiver of the Equity Transaction; or (iii) the termination date hereof as stipulated by the Parties or by law.

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(6)	Entity: including individual, partnership, company, trust, unincorporated society, any government organ or other entity or organization.

(7)	Working Days: business days when commercial banks in China or the USA conduct business, excluding Saturdays, Sundays and public holidays.

(8)	China: the People’s Republic of China which, for the purpose hereof, excludes Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan Area.

1.2	Interpretation

(9)	The Whereas clause, appendixes and supplementary agreements of this Agreement shall be deemed as an integral part hereof, and which shall have the same effect as if being specified in the main body of this Agreement. Any reference to this Agreement shall be interpreted as reference to the supplementary agreements effective upon supplement, amendment, modification or alteration, inclusive of the Whereas clause, notes and all appendixes.

(10)	Headings of each clause and appendix is set for easy reference, which shall not impact or restrict the definition or interpretation of any clause hereof.

(11)	In case that any action or step is to be taken within or after a certain period of time, the base date of calculation shall not be counted for calculating such period. If the last day of the period falls outside the scope of working days, such period shall be reckoned as ended on the next working day.

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Clause 2 Loan and Repayment

2.1	Principal and Interest of Loan

(1)       The currency of loan hereunder is USD, with the principal being USD 17 million ($17,000,000) and the yearly ratio of interest being 10%. The calculation date of interest shall be the date when the Borrower receives the loan.

(2)       If the Closing Date comes earlier than the Maturity Date, the Lender shall waive the interest specified in the above paragraph of this clause.

(3)       If the Borrower fails to repay the loan and the interest accrued hereunder upon the Maturity Date, the penalty of outstanding amount shall be calculated based on the yearly ratio of thirty percent (30%) as from the Maturity Date.

2.2	Usage of Loan

All amount of loan obtained by the Borrower subject hereto shall be used for the turnover of working capital of daily operation of the Borrower or its Affiliated Parties. Unless otherwise agreed by the Lender in writing in advance, the Borrower shall not use the same for any other purpose beyond the aforesaid usage.

2.3	Conditions Precedent for Loan Granting

The Lender agrees to, within ten (10) working days upon achievement of conditions precedent for loan granting, remit in full the amount of loan hereunder to such payment account as specified by the Borrower. The loan granting conducted by the Lender shall be subject to the complete achievement of the following conditions (“Conditions Precedent for Loan Granting”):

(1)	Execution, effectiveness and performance of this Agreement: (a) the Borrower and the Founding Shareholder have signed and delivered this Agreement according to law; (b) this Agreement is true, complete, effective and legally binding; (c) the Borrower and the Founding Shareholder have abided by and performed their obligation hereunder from all substantial aspects.

(2)	As of the loan granting date, the representations and warranties in Clause 4 hereof made by the Borrower and the Founding Shareholder are true and effective.

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(3)	The Borrower has delivered to the Lender the payment notice which specified the Borrower’s accurate bank account information.

(4)	The loan hereunder has been approved by the Lender and the Borrower’s internal Board of Directors and other authorities.

(5)	No material adverse change. As of the loan granting date, no material adverse change happens on the legal status, business operation and financial status of the Borrower and the Founding Shareholder.

(6)	No significant judgment. As of the loan granting date, no court judgment, government decision or laws and regulations prescribes that (a) hinder or restrict any transaction hereunder; (b) hinder or restrict the completion of any transaction hereunder; (c) cause the Borrower, the Founding Shareholder and the Lender to suffer from significant punishment or assume legal liability due to the completion of any transaction hereunder; or (d) restrict the company’s operation which can be result in the material adverse changes.

(7)	No proceedings. As of the loan granting date, there is no proceedings, arbitration or administrative procedure and the verdict thereof, once being made, would exert an adverse impact on the Borrower and the Founding Shareholder, and such verdict would: (a) exert an adverse impact on the Borrower and the Founding Shareholder’s performance of obligations hereunder; or (b) exert an adversely material impact on the transaction hereunder.

(8)	Execution and effectiveness of the Guarantee Agreement. Except for the Founding Shareholder’s joint and several guarantee liability, the Borrower shall provide a guarantee for all loan principal, interest and all repayment obligations hereunder as acceptable to the Lender, and the guarantor execute an irrevocable and non-transferable Guarantee Agreement so as to assume joint and several guarantee liability for all loan principal, interest and all repayment obligations hereunder.

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2.4	Loan Granting

The Lender shall, within ten (10) working days upon achievement of the conditions precedent as specified in Clause 2.3 hereof, grant the loan hereunder in full to the following account specified by the Borrower:

Bank account specified by the Borrower:

Company Name: GALASSIA INTERNATIONAL HOLDING SHARES LIMITED

Company Name in Chinese: 银河国际控股股份有限公司

Bank Name: CHINA CONSTRUCTION BANK (ASIA) CORPORATION LIMITED

Bank Account: 976 4871

SWIFT: CCBQHKAX

The Borrower shall ensure the accuracy of the above account information, and shall be responsible for any losses incurred due to false account information provided on its own instead of the Lender.

2.5	Founding Shareholder’s Joint and Several Guarantee Liability

(1)	The Borrower represents and warrants that it will repay all loan principal and interest accrued on the Maturity Date. Borrower A and B shall be deemed as co-borrowers and shall assume joint and several liability to the Lender for all loan principal, interest and all repayment obligations hereunder.

(2)	The Parties agree that the Founding Shareholder shall assume joint and several liability for the Borrower’s repayment of loan principal and interest hereunder, namely when the Borrower is obliged to repay the loan principal and interest subject to the terms and conditions hereof, the Lender is entitled to require either the Borrower or the Founding Shareholder to repay the same.

Clause 3 Repayment

3.1	Unless otherwise stipulated, the Borrower shall repay to the Lender all loan principal and interest accrued on the Maturity Date without delay, and repays the same to such bank account specified by the Lender in writing.

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3.2	If the Closing Date comes earlier than the Maturity Date, the Lender is entitled to transmit the loan principal hereunder into corresponding shares in the Equity Transaction. The completion of transmitting shares shall be deemed as paying off the loan, and the Lender shall waive the interest accrued hereunder. If the loan principal could not be transmitted into corresponding shares in the Equity Transaction for any reason, the Borrower shall repay such principal to the Lender and the Lender will further invest the same to the company.

3.3	If the Lender at its sole discretion decides to waive the Equity Transaction; or the closing of the Equity Transaction fails to be completed for any other reason; or the parties agree on or laws and regulations cause the termination of this Agreement, the Lender is entitled to send out a repayment notice to the Borrower. Within three months upon delivery of such notice by the Lender, the Borrower shall pay off all loan principal and interest subject to the yearly ratio of 10%.

Clause 4 Representations and Warranties

4.1	Representations and Warranties

The Borrower and the Founding Shareholder jointly and separately make the following representations and warranties to the Lender:

(1)	Legally incorporated, duly existing and qualified. The Borrower and its Affiliated Parties are legally incorporated, duly existing and fully qualified legal entities under the law of jurisdiction, with full right and authority to possess and operate their respective assets and conduct the business stated in the scope of business of their respective business license and Articles of Association.

(2)	Legally authorized. The Borrower and the Founding Shareholder have the right to execute, deliver and perform this Agreement. All necessary internal authorizations as regards the aforesaid issues have been obtained and will maintain effective. All representatives to sign on this Agreement and relevant legal documents have duly obtained the legal authorizations from the Borrower and the Founding Shareholder.

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(3)	Abidance by laws and regulations. The Borrower and the Founding Shareholder shall promise to abide by all laws applicable to their business and operation from every aspect without violation of the same which will lead to adverse impact on their business or assets.

(4)	No significant proceedings and arbitration. The Borrower, its Affiliated Parties and the Founding Shareholder have not directly or indirectly involved in any pending court proceedings, arbitration, claims, administrative procedure, judicial or administrative enforcement or other similar proceedings which exert material adverse impact on the performance hereof by the Borrower, its Affiliated Parties and the Founding Shareholder.

(5)	Legal effectiveness and enforceability. This Agreement, upon execution, will be legally binding and enforceable on the Borrower and the Founding Shareholder.

(6)	No default. When the Borrower or the Founding Shareholder signs on or delivers this Agreement or perform their obligations under similar transaction documents, none of the following situation occurs:

(a)	Violation of or delay in performing any Articles of Association or other constitutional documents;

(b)	Causing to violate or delay in performing obligations under any contracts as a contractual party or such contracts are legally binding on the Borrower or the Founding Shareholder or their assets;

(c)	Violation of or failure to perform any legally binding laws and regulations, government orders or judgments.

(7)	Sound financial status. The Borrower, its Affiliated Parties and the Founding Shareholder have a sound financial status without being deteriorative or insolvent. Except for such liabilities as disclosed by the Borrower to the Lender in writing, the Borrower has not concealed any other direct, indirect, existing or contingent liabilities or similar assumption.

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(8)	No liquidation and bankruptcy. The Borrower, its Affiliated Parties and the Founding Shareholder are not involved in any dissolution, liquidation, bankruptcy, reconstruction, separation, consolidation, business suspense, rectification or similar legal proceedings, and there is no requirement or resolution causing the Borrower, its Affiliated Parties and the Founding Shareholder to be involved in the aforesaid proceedings.

(9)	No material adverse change. There is no impact caused by adverse event or situation on the Borrower, its Affiliated Parties and the Founding Shareholder.

(10)	The Sequence of creditor’s right. The creditor’s right of the Lender to the Borrower hereunder shall be at least in the same sequence as the creditor’s right of the Borrower’s other creditors without legal priority.

(11)	Exclusivity. From the execution date of this Agreement to (a) the closing date of the Equity Transaction; or (b) the date when the Lender at its sole discretion waives the Equity Transaction and the Borrower has paid off all loan principal and interest hereunder pursuant to the terms and conditions of this Agreement (“Exclusivity Period”), the Borrower, the Founding Shareholder and other shareholders, members of the Board of Directors and the Senior Management and Affiliated Parties, without the prior written consent of the Lender, shall not for the sake of the Borrower and its Affiliated Parties, directly or indirectly, seek for equity/ debt financing (exclusive of regular loan granted by commercial banks), or provide financing related information, or participate in relevant negotiation and discussion and agreement execution.

4.2	Liability for untruthful representations and warranties

If the Borrower and the Founding Shareholder have made any untruthful, inaccurate or insufficient representations and warranties hereunder which result in any damages, losses, expenses or other disadvantages suffered by the Lender, the Lender is entitled to require the Borrower and the Founding Shareholder to assume joint and several liability for compensation. Such compensation liability shall not impact any other rights and remedies enjoyed by the Lender subject to other clauses hereof.

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Clause 5 Abidance by Restrictions

The Borrower and the Founding Shareholder jointly and separately promise to the Lender that, before paying off the loan hereunder and without the Lender’s prior written consent, the Borrower, its Affiliated Parties and the Founding Shareholder shall not:

(1)	Issue any securities or engage in any equity financing or assume any of such obligations;

(2)	Amend the Articles of Association or other important bylaws of the Borrower and its Affiliated Parties;

(3)	Engage in consolidation, merger, reconstruction or other transactions that will result in changes on power of control;

(4)	Directly or indirectly transfer, sell or dispose the Founding Shareholder’s shares in the Borrower;

(5)	Transfer, sell and set encumbrance on or dispose significant assets of the Borrower or its Affiliated Parties (exclusive of the circumstance for the company’s regular operation);

(6)	Increase or decrease the sear of the Board or change the controlling shareholder of the Borrower or its Affiliated Parties;

(7)	Dissolve or liquidate the company;

(8)	Declare or allocate any dividend to the shareholder;

(9)	Raise new loans from any third party or provide guarantee for any third party’s debts;

(10)	Allow any third party to purchase shares or operational assets from the Borrower or its Affiliated Parties;

(11)	Conduct transactions by the Borrower with its employees, directors, shareholders or other Affiliated Parties;

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(12)	Change any scope or plan of business.

Clause 6 Confidentiality

6.1	Confidentiality

The Parties shall keep confidential all stipulations and clauses hereof, and all confidential information related to other Parties’ business and affairs acquired based on this transaction (“Confidential Information”). Unless for the purpose of this Agreement, any Party shall not take the liberty to use the Confidential Information or disclose the same to any third party. Notwithstanding the aforesaid, the Parties may, for the purpose hereof, disclose the Confidential Information to their employees, directors, management, consultants, agents or other involved individuals and/ or entities, provided that the disclosing Party shall take every reasonable measure to ensure such personnel are aware of the nature of the Confidentiality Information and cause such personnel to assume the aforesaid confidentiality obligation subject hereto.

6.2	Exemption from Confidentiality

The confidentiality obligation specified in this Clause 6 is not applicable to:

(1)	Information which is well known by the public (except for such information as known by the public by breach of the confidentiality obligation specified hereof);

(2)	Information known by the receiving party via legitimate means before the disclosing party discloses the same;

(3)	Information independently developed by the receiving party via legitimate method (exclusive of such information as processed by means of integrating, analyzing, compiling the acquired information);

(4)	Information known or acquired by the receiving party from a third party exempting from the confidentiality obligation; and

(5)	Information that the receiving party is allowed to disclose as consented by the disclosing party in writing.

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Clause 7 Default and Liability

7.1	General terms

Any failure to fulfill, insufficient fulfillment or failure to duly fulfill any obligations, or breach of any clauses of this Agreement by any Party (including without limitation any representations, warranties or promises made by such Party hereunder), regardless of act or omission, will constitute default (“Default”, the party which breaching the agreement is hereinafter referred to as the “Defaulting Party”). The Defaulting Party shall make compensation to other Parties for all actual direct losses, damages, expenses or liability due to its default. If all Parties are in default, each Party shall assume respective liability and losses according to the actual situation. The Founding Shareholder agrees to assume joint and several liability for the Borrower’s default hereunder.

7.2	Borrower’s default event and liability

(1)	Any of the following events will constitute a default event of the Borrower:

(a)	Occurrence of any proceedings, arbitration or administrative procedures involved by the Borrower and its Affiliated Parties which, as reasonably considered by the Lender, will have an material adverse impact on the Borrower and its Affiliated Parties’ financial status and the capability of performing the obligations of the Borrower and its Affiliated Parties hereunder;

(b)	Any representations or warranties made by the Borrower and the Founding Shareholder hereunder is proved to be untruthful, inaccurate or misleading;

(c)	Occurrence of default event specified in Clause 7.1 hereof; and

(d)	The Borrower and the Founding Shareholder violate any other major obligations hereunder, or any other event occurs that will impact the Lender’s major right hereunder.

(2)	In case of any default event of the Borrower listed in the above Clause 7.2 (1), the Lender is entitled to take all legally permissible actions, including without limitation all or part of the following actions:

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(a)	Early and immediate termination of the loan, requiring the Borrower to repay all outstanding amounts within ten (10) days, including without limitation the loan principal and interest hereunder; and

(b)	Requiring the Borrower to make compensation to the Lender for all direct losses suffered by the Lender due to the default event.

Clause 8 Governing Law and Dispute Resolution

8.1	Governing law

The execution, effectiveness, performance and interpretation of this Agreement shall be subject to the current laws and regulations of China.

8.2	Dispute resolution

Any dispute shall be submitted to Beijing Arbitration Commission for arbitration in accordance with then effective arbitration rules in Beijing. The verdict of arbitration shall be final and legally binding on all Parties.

Clause 9 Supplementary Provisions

9.1	Supplement and amendment to this Agreement

Any supplement or amendment hereto will not come into effect unless agreed by the Parties in writing.

9.2	Non-waiver

Unless clearly expressed in writing, any Party shall not be deemed as waiving any clause of this Agreement. Any Party’s failure to require other Parties to strictly perform any clause or failure to exert any of its rights hereunder shall not be deemed as waiving any of the aforesaid clauses or waiver of exerting such rights henceforth.

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9.3	Severability

If any of the clauses of this Agreement is illegal, invalid or unenforceable, or announced to be illegal, invalid or unenforceable by any arbitration court or court of jurisdiction:

(1)	Other clauses remain effective and enforceable; and

(2)	The Borrower and the Founding Shareholder shall not therefore negate the economic interests enjoyed by the Lender according to this Agreement and its Appendixes. The Parties agree to negotiate in good faith and adopt the reasonable suggestions proposed by the Lender, and accept to take other alternative solutions that have the same nature and effectiveness as permitted by law so as to grant the Lender the same or equal economic interests and legal rights, and thus realize the commercial purpose of this Agreement by all efforts.

9.4	Notice

If any Party sends a notice as regards any Party’s rights or obligations by fax, the original hardcopy thereof should also be sent out by post. The contact information of each Party is as below:

(1)	To the Borrower and/ or the Founding Shareholder:

Attn: YU Ming

Post address: Room 11, 40F, COSCO Tower, 183 Queen’s Road Central, Hong Kong

Tel.: +852 2772 5222 or 13635222222

(2)	To the Lender:

Attn: HONG Liang

Post address: 35F, Tengda Plaza, 168 Outer Xizhimen Avenue, Beijing

Tel.: +010-88576000-6918 or 13910102294

9.5	Effect

This Agreement and the appendixes thereof shall come into effect upon signatures of the legal representatives or authorized representatives of the Parties.

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9.6	Counterparts

This Agreement is made in quadruplication with each Party holding one copy. Each copy shall have legal effect.

[The remainder of this page is intentionally left blank]

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[Signature page of Loan Agreement]

The Parties agree to execute this Agreement subject to the date and place first written above.

Borrower: Galassia International Holding Shares Limited

Signature of Authorized Representative:	/s/ YU Ming

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[Signature page of Loan Agreement]

The Parties agree to execute this Agreement subject to the date and place first written above.

Borrower: Fujian Jiangyin Port Galassia International Auto Park Co., Ltd.

Signature of Authorized Representative:	/s/ YU Ming

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[Signature page of Loan Agreement]

The Parties agree to execute this Agreement subject to the date and place first written above.

Founding Shareholder: YU Ming

/s/ YU Ming

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[Signature page of Loan Agreement]

The Parties agree to execute this Agreement subject to the date and place first written above.

Lender: KongZhong Corporation (seal)

Signature of Authorized Representative:	/s/ Wang Leilei

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